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EXHIBIT 10.25

OGLETHORPE POWER CORPORATION

EXECUTIVE INCENTIVE PAYMENT PLAN

        This is the amended and restated OGLETHORPE POWER CORPORATION EXECUTIVE INCENTIVE PAYMENT PLAN (the "Plan"), executed by Oglethorpe Power Corporation, a Georgia corporation (hereinafter the "Corporation"), this 8th day of November, 2007.

W I T N E S S E T H:

        WHEREAS, the Corporation desires to continue to provide incentives to one or more of its key executives to encourage them to remain in the employ of the Corporation; and

        WHEREAS, one of the means selected by the Corporation to offer such incentives is through the adoption of an unfunded nonqualified deferred compensation plan to benefit only a select group of management or highly compensated personnel; and

        WHEREAS, the Corporation desires to amend and restate the Plan to comply with changes in applicable law and regulations;

        NOW, THEREFORE, the Corporation hereby adopts the following amended and restated version of the Plan, effective as of January 1, 2008:

ARTICLE I
DEFINITIONS

        1.1    Definitions.    As used in this instrument, the following terms shall have the meaning hereinafter set forth:

          (a)   "Beneficiary" shall mean a person entitled to benefits hereunder as beneficiary of a deceased Participant or as beneficiary of a deceased Beneficiary.

          (b)   "Board" shall mean the Board of Directors of the Corporation.

          (c)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d)   "Committee" shall mean the duly appointed Compensation Committee of the Board of Directors.

          (e)   "Disability" shall have the same meaning as set forth in the Corporation's long-term disability group insurance program, as in effect from time to time.

          (f)    "Distribution Event" shall mean the Participant's retirement, death, disability, termination of employment or other event giving rise to the Participant's right to a distribution of all or a portion of his or her accrued benefits under this Plan, as more fully described in the Participation Agreement, which shall be consistent with the provisions of Section 409A of the Code.

          (g)   "Executive" shall mean any person employed by the Corporation who is identified by the Corporation as being a member of a select group of the Corporation's management.

          (h)   "Normal Retirement Age" shall mean age sixty-five (65).

          (i)    "Participant" shall mean any Executive who is designated by the Corporation as eligible to participate in the Plan and who actually participates in the Plan.

          (j)    "Participation Agreement" shall mean the agreement executed by the Corporation and the Participant, under which the Participant agrees to participate in the Plan and setting forth the terms of such participation, including, without limitation, the amount of deferred compensation to be contributed to the Plan, the applicable Distribution Events, the vesting and forfeiture provisions and the term of such participation. Unless the Board of Directors shall otherwise direct, a Participation Agreement may be executed on behalf of the Corporation by the Chairman of the Board, the President and Chief Executive Officer or the Chief Operating Officer.

          (k)   "Plan" shall mean the Oglethorpe Power Corporation Executive Incentive Payment Plan set forth herein.

        1.2    Rules of Interpretation.

          (a)   Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine and neuter, the feminine to include the masculine and neuter, and the neuter to include the masculine and feminine.

          (b)   This Plan has been executed for the benefit of the Participants and their Beneficiaries, subject to the claims of the Corporation's creditors and other limitations set forth hereinabove. So far as possible, this Plan shall be interpreted and administered in a manner consistent with this intent and with the intention of the Corporation that this Plan shall at all times fully comply with the requirements of the law. The Corporation's reasonable determination of the interpretation of the provisions of this Plan shall be binding upon the Corporation, the Participants and Beneficiaries hereunder and all other persons.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

        2.1    Eligibility.    No employee of the Corporation shall be eligible to participate in this Plan unless he or she is an Executive selected by the Board of Directors.

        2.2    Participation.    Each Executive selected to participate in the Plan shall enter the Plan immediately upon being designated and executing a Participation Agreement in such form as is required by the Corporation.

ARTICLE III
DEFERRED COMPENSATION,
INVESTMENTS AND FORFEITURES

        3.1    Participant Accounts.

          (a)   The Corporation shall cause an account to be kept in the name of each Participant which shall reflect the value of the deferred payments, designating what portion is vested and nonvested from time to time. Until and except to the extent that deferred compensation hereunder is distributed to or vested in a Participant (or Beneficiary) from time to time in accordance with the Participation Agreement and orders of the Corporation, the interest of each Participant and Beneficiary therein shall be contingent only. The account of a Participant, even if vested, shall be subject to forfeiture as provided in the Participation Agreement.

          (b)   Title to and beneficial ownership of any assets, whether cash or investments, which the Corporation may set aside or earmark to meets its deferred compensation obligations hereunder, shall at all times remain in the Corporation; and no Participant or Beneficiary shall under any circumstances acquire any property interest in any specific assets of the Corporation. To the extent that any person acquires a right to receive a distribution from the Corporation under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Hence the right of a Participant or Beneficiary to receive a distribution from the Plan shall be an unsecured claim against the general assets of the Corporation, and neither the Participant nor Beneficiary shall have any rights in or against any specific assets of the Corporation. All amounts credited to a Participant's account hereunder shall constitute general assets of the Corporation and may be disposed of by the Corporation at such times and for such purposes as it may deem appropriate.

        3.2    Setting Aside of Assets to Meet the Corporation's Plan Obligations.    In order to meet its deferred obligations hereunder, the Corporation shall each year set aside or earmark funds in an amount equal to the total amounts allocated and deferred for such year under this Article III

        3.3    Investment of Funds.

          (a)   Funds set aside or earmarked to meet the Corporation's deferred obligation hereunder may be kept in cash, or invested and reinvested, in the discretion of the Corporation. The Corporation may permit the Participant to suggest or direct the investment of such funds, but ownership of the funds shall remain with the Corporation, and the investment authority given to a Participant shall not constitute an incident of ownership with respect to such investments. The degree of authority over investment decisions shall be set forth in the Participation Agreement.

          (b)   Except as provided in paragraphs (a) and (d) of this Section 3.3, and as otherwise permitted in the Participation Agreement, the investment of funds set aside or earmarked to meet the Corporation's obligations hereunder shall generally be made in stocks, bonds, insurance policies or other assets selected by the Committee in its sole discretion; provided, however, that no portion of such funds shall be invested in any securities of the Corporation or any of its affiliates. In the exercise of the foregoing discretionary investment powers, the Committee may engage investment counsel, and, if it so desires, may delegate to such counsel full or limited authority to select the securities in which the funds are to be invested. The cost of any such service shall be charged as an expense of administering the Plan and paid from the invested funds unless otherwise provided in the Participation Agreement.

          (c)   The income and gains and losses, both realized and unrealized, from investments made pursuant to paragraph (b), net of any expenses properly chargeable thereto, shall be determined at least annually at the close of the year by the Corporation. An amount equal to the net income or loss as so determined shall be allocated among the accounts of the Participants concerned in proportion to the values of their accounts at the beginning of the year or as may otherwise be appropriate. Amounts so allocated shall increase or decrease, as the case may be, the future benefits receivable by such Participants or their Beneficiaries.

          (d)   In the event a Distribution Event occurs and the deferred benefits are to be paid in installments rather than in a lump sum, the Corporation shall set aside funds in an amount equal to the unpaid balance of such obligation. Funds to set aside may be kept in cash, or invested and reinvested in the discretion of the Corporation, except that the Corporation may permit the Participant to indicate how such funds are to be invested (including investment in money market or savings accounts or bonds). The total amount payable to the Participant shall be appropriately adjusted by an amount equal to the net income or loss on such funds, determined in accordance with the principles of paragraphs (b) and (c) above.

        3.4    Distribution Events.    The Corporation shall determine and set forth, in a Participant's Participation Agreement, the Distribution Event or Events applicable to such Participant, consistent with the distribution events set forth in Code Section 409A. In no event shall the Participation Agreement set forth a distribution event that is not permitted under Code Section 409A. Upon the occurrence of a Distribution Event, the Corporation shall determine the benefits payable to the Participant or his or her Beneficiary, using the last available value of each of such assets. The last available value shall be determined by reference to the regularity and frequency of valuation of particular assets, such as daily valuation of marketable securities or periodic valuations of real estate. The amount of benefits so determined shall then be paid to the Participant or Beneficiary in cash or other property according to the terms of the Participation Agreement.

        3.5    Beneficiaries.    Each Participant shall have the right to designate beneficiaries who are to succeed to his or her contingent right to receive future payments hereunder in the event of his or her death, pursuant to the provisions set forth in Article V of this Plan. A beneficiary may also designate beneficiaries with respect to his or her interest in any benefits to be paid hereunder.

        3.6    Forfeitures.    The right of a Participant or Beneficiary to receive a payment of deferred benefits under this Plan, even if such right is otherwise fully vested, shall be forfeited upon the occurrence of any of the events of forfeiture set forth in the Participation Agreement.

        3.7    No Fiduciary Relationship.    Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds invested hereunder shall continue for all purposes to be a part of the general funds of the Corporation, and no person other than the Corporation shall by virtue of the provisions of this Plan have any interest in such funds.

ARTICLE IV
ADMINISTRATION

        4.1    Plan Administrator.    The Corporation is the plan administrator and has the authority to control and manage the operation and administration of the Plan. The Corporation shall make such rules, regulations, interpretations, and shall take such other actions to administer the Plan as the Corporation may deem appropriate. In administering the Plan, the Corporation shall act in a nondiscriminatory manner with respect to Participants and Beneficiaries.

        4.2    Delegation of Authority.    The Board of Directors may delegate any administrative duties of the Corporation hereunder to its designee. Unless the Board of Directors shall determine otherwise, all actions that could otherwise be taken by the Board of Directors hereunder may be and shall be taken by the Committee. Whenever action is required by the Corporation hereunder, the same may be taken by any individual designated by the Committee as agent for the purpose. Should it become necessary to perform some act hereunder and there is no direction in this Plan, the Corporation shall exercise its discretion in a manner that is consistent with the purpose of this Plan; and in so acting the Corporation and its agents shall be fully protected and shall be absolved from all liability except from fraud or bad faith. With respect to the initial administration of the Plan, the Board of Directors delegates to Jami Reusch and Homerzelle Gentry all duties with respect to the daily administration of the Plan and its installation. The signature of both of them shall be sufficient to bind the Corporation in connection with the administration of the Plan, including the establishment of any and all corporate accounts with Salomon Smith Barney or any other entity for the holding and investment of any assets earmarked pursuant to this Plan, including the execution of client agreements and any and all other documents, and the taking of any and all actions, that they deem necessary or appropriate to ensure the efficient administration of this Plan.

        4.3    Records and Expenses.    The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Corporation at its expense and subject to the supervision and control of the Board of Directors. All the expenses of administering the Plan, shall be paid by the Corporation either from funds set aside or earmarked under the Plan or from other funds.

        4.4    Absence of Liability.    No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Corporation be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Corporation.

ARTICLE V
DISTRIBUTIONS

        5.1    Distribution of Accounts.    In the event of the occurrence of a Distribution Event, as set forth in the Participation Agreement, with Distribution Events typically including the termination of a Participant's employment, whether such termination shall occur by reason of death, Disability, retirement or other separation from service (according to applicable regulations and rulings) (except with respect to a key employee of a corporation any stock of which is publicly traded on an established securities market, or otherwise, as more specifically described in Section 409A of the Code and Treasury Regulations Section 1.409A-1(i)); then the amount standing to such person's account in the Plan shall be distributed to or on behalf of such Participant at such time or times and in the manner provided under the terms of the Participation Agreement. No Participation Agreement shall set forth a Distribution Event that is not otherwise permitted under Code Section 409A.

        5.2    Form of Payment.    Distribution of benefits shall be made in a lump sum except as otherwise provided in the Participation Agreement or in the following sentence. Unless the Participation Agreement provides otherwise, in the event a Participant terminates employment (a) after attainment of the Normal Retirement Age, or (b) as a result of a Disability, he or she shall be paid the value of his or her account in five (5) annual installments commencing within sixty (60) days after the Distribution Event.

        5.3    Death Benefits; Beneficiary Designation; Distribution of Death Benefits.

          (a)   If a Participant or Beneficiary dies prior to receiving all of his or her account balance hereunder, then unless the Participation Agreement provides otherwise, the Participant's or Beneficiary's remaining account balance shall be paid to the Participant's or Beneficiary's designated Beneficiary in five (5) equal, annual installments commencing ninety (90) days after the Participant's or Beneficiary's death, as the case may be. Notwithstanding the foregoing, each annual installment payable to a Beneficiary shall be no less than Five Thousand Dollars ($5,000) (or the Participant's remaining account balance, if it is less than $5,000).

          (b)   At any time and from time to time, each Participant and each Beneficiary who is receiving payments hereunder shall have the unrestricted right to designate the person who, as his or her beneficiary, shall receive the amount payable hereunder after his or her death, and the right to revoke any such designations. Each such designation shall be evidenced by a written instrument filed with the Corporation, signed by the Participant or Beneficiary who is making the designation. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated, and filed with the Committee. Beneficiaries may be changed without the consent of any prior beneficiaries. In the event a Participant dies without having filed a beneficiary designation form with the Corporation, his or her deferred benefits payable hereunder shall be paid in the following order: (a) to the Participant's spouse; (b) if there is no surviving spouse, then to the Participant's children, in equal shares (with adopted children being treated as children for purposes of this Plan); and (c) if there are no surviving children, then to the Participant's estate.

          (c)   In the event that all, or any portion, of the distribution payable to a Participant or a Beneficiary hereunder shall, at the expiration of three years after it shall become payable, remain unpaid solely by reason of the inability of the Corporation, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or Beneficiary, the amount so distributable shall be forfeited.

          (d)   In the event that a Participant or Beneficiary shall elect to make a change in the timing or method of distribution, such change shall result in an automatic delay of five years in the commencement date of such distribution, as required by Code Section 409A.

            (1)   the Participant's separation from service

            (2)   the date of the Participant's Disability, as hereinafter defined. The term Disability means that the Participant (I) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of no fewer than twelve months, or (II) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of no fewer than three months under an accident and health plan covering employees of the Corporation;

            (3)   the Participant's death;

            (4)   a specified time (or pursuant to a fixed schedule) that is set forth under the Plan at the date of the deferral of such compensation;

            (5)   to the extent permitted under regulations, a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the Corporation's assets; or

            (6)   the occurrence of an Unforeseeable Emergency, as hereinafter defined. The term "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident suffered by the Participant, the Participant's spouse or the Participant's dependent (as defined in Code Section 152(a)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant. No distribution due to an Unforeseeable Emergency shall exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as the result of such distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by the cessation of deferrals under this Plan.

          (b)   There shall be no deemed separation from service if the Participant is on military leave, sick leave or other bona fide leave of absence, if the period of such leave does not exceed six months, or, if longer, so long as the individual's right to reemployment with the Corporation is provided either by statute or by contract. If the period of leave exceeds six months and the Participant's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

          (c)   The Participant shall make complete a distribution election form at the time of his or her initial participation in the Plan.

          (d)   Form of payment: Distributions shall be in form of a single lump sum or in the number of installments elected by the Participant. Installment payments shall begin not later than the later of the Participant's termination of services or April 1 of the year after the Participant attains age 70 1/2. Once commenced, the number of installments shall not be changed or accelerated, except as otherwise permitted under Treasury regulations. The number of installments shall be such as to qualify under Section 401(a)(9) of the Code. Payments shall be made at such time and in such manner as provided in distribution forms provided by the Corporation.

          (e)   Death of the Participant prior to full distribution. If a Participant should die before distribution of the full amount of the account described in this Plan has been made to the Participant, any remaining amounts shall be distributed to the Participant's beneficiary by the method designated by the Participant on distribution forms provided by the Corporation. The Participant may designate a payment to the beneficiary of a lump sum or the continued payment of the Participant's elected number of installments to the beneficiary (if payment has begun). If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, the amount credited to the account shall be distributed to the Participant's spouse, and if the Participant shall have no living spouse, to the Participant's children in equal shares per stirpes, and if the Participant shall have no living children, then to the Participant's estate, in a lump sum distribution as soon as administratively feasible following the Participant's death. The Participant may change the designation of beneficiary and the method of distribution in writing delivered to the Corporation before termination of services to the Corporation.

          (f)    Earnings and losses shall continue to be credited to the funds remaining in the account as if the Participant had not terminated services with the Corporation. Each installment payment shall be based on the amount then credited to the Participant's account. The final installment will be the balance of the account and any earnings or losses credited to such date.

ARTICLE VI
SPENDTHRIFT PROVISIONS AND OTHER PARTICIPANT RIGHTS

        6.1    Spendthrift Clause.    No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. A distribution by the estate of a deceased Participant or Beneficiary to an heir or legatee of a right to receive payments hereunder shall not be deemed an alienation, assignment or anticipation for purposes of this Section 6.1.

        6.2    No Guarantee of Benefits.    Nothing contained in the Plan shall constitute a guarantee by the Corporation or any other person or entity that the assets of the Corporation will be sufficient to pay any benefits hereunder.

        6.3    No Guarantee of Employment.    Participating in this Plan shall not give any Participant any right to be retained in the service of the Corporation or any right or claim to any benefits hereunder unless such benefits have accrued under the terms and provisions of this Plan.

        6.4    Unclaimed Benefit.    Each Participant shall keep the Corporation informed of his or her current address and the current address of each Beneficiary. The Corporation shall not be obligated to search for the whereabouts of any person. If the location of a Participant or a Beneficiary is not made known to the Corporation within seven (7) years after the occurrence of a Distribution Event, then the Corporation shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or anyone claiming under such Participant or Beneficiary, and such benefit shall be irrevocably forfeited.

ARTICLE VII
AMENDMENT AND TERMINATION

        7.1    Right to Amend.    The Corporation reserves the right by action of its Board of Directors to amend this Plan at any time or times. Any amendment which is necessary to bring this Plan into conformity with applicable government laws or regulations may be made retroactively.

        7.2    Termination.    The Corporation has established this Plan with the bona fide intention and expectation that it will be continuing and permanent. However, the Corporation reserves the right to terminate the Plan when, in the sole opinion of the Company, such termination is advisable.

        7.3    Effect of Amendment or Termination.    No amendment or termination shall directly or indirectly reduce the balance of any account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, there shall be paid to each Participant and each Beneficiary the amount of his or her account in the Plan, in accordance with the further terms of this Plan.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Claims Procedure.    The Corporation shall make a determination as to the right of any person to a benefit, and shall afford any person dissatisfied with such determination the right to a hearing thereon. Any denial by the Corporation of the claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Corporation and delivered or mailed to the Participant or Beneficiary, and such notice shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Corporation shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a full and fair review of the decision denying the claim.

        8.2    Adoption of Plan by Successor.    In the event of the merger or consolidation of the Corporation, or the transfer of the assets of the Corporation to another corporation, association, partnership, sole proprietorship, or business organization, the Plan may be adopted by the surviving corporation, association, partnership, sole proprietorship, or other business organization which employs a substantial number of the Participants of the Plan. Such adoption of the Plan shall be expressed in an agreement between such surviving or other corporation, association, partnership, sole proprietorship, or business organization and the Committee under which such other corporation, association, partnership, sole proprietorship, or business organization adopts the Plan with respect to the Participants employed by it. If, pursuant to the terms hereof, the Plan is adopted by any other corporation, association, partnership, sole proprietorship, or business organization, such other corporation, association, partnership, sole proprietorship or business organization shall be deemed to succeed to the position of the Corporation under the Plan. If the Plan is not so adopted, then it shall be deemed terminated. The failure of any Participant hereunder to become an employee of such other corporation, association, partnership, sole proprietorship, or business organization shall constitute a Distribution Event.

        8.3    Governing Laws.    This Plan shall be construed and enforced under the laws of the State of Georgia, and all provisions hereof shall be administered in accordance with the provisions of the laws of the State of Georgia, provided that in case of conflict between Georgia law and any applicable and binding provision of the Code, particularly Section 409A thereof, or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the provisions of the Code or ERISA shall control.

        8.4    Alternative Acts.    In the event it becomes impossible for the Corporation to perform any act required by this Plan, then the Corporation may perform such alternative act which most nearly carries out the intent and purpose of this Plan.

        8.5    Title Headings.    The headings in this Plan are solely for the convenience of reference and shall not affect its interpretation.

        IN WITNESS WHEREOF, this Executive Incentive Payment Plan is signed by the Corporation through its duly authorized officer on the day and year first above written.

OGLETHORPE POWER CORPORATION
By:	/s/ Benny W. Denham Chairman of the Board of Directors
Attest:	/s/ Patricia N. Nash Patricia N. Nash, Assistant Secretary
(CORPORATE SEAL)

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  EXHIBIT 10.25